                                                                      EXHIBIT 12
                               BEST BUY CO., INC.
               STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO
                 COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS

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
                                                                                                                    SIX MONTHS
                                                                         FISCAL PERIODS ENDED                          ENDED
                                                         ----------------------------------------------------   -------------------
                                                         MARCH 3,   MARCH 2,   FEB. 29,   FEB. 27,   FEB. 28,   AUG. 28,   AUG. 27,
                                                           1990       1991       1992       1993       1994       1993       1994
                                                         --------   --------   --------   --------   --------   --------   --------
PRETAX EARNINGS.......................................     9,473      7,390     15,361     32,025     68,378     14,815     19,570
FIXED CHARGES
  Interest Expense....................................     4,043      4,494      4,910      5,181     10,897      2,665     10,142
  Interest Capitalized................................                  129         67        503        279         40      1,438
  Portion of rent expense considered representative of
   an interest factor.................................     3,432      4,564      5,514      7,721     12,557      5,343      8,700
                                                         --------   --------   --------   --------   --------   --------   --------
TOTAL FIXED CHARGES                                        7,475      9,187     10,491     13,405     23,733      8,048     20,280
                                                         --------   --------   --------   --------   --------   --------   --------
PREFERRED DIVIDENDS...................................      -          -          -          -          -          -          -
EARNINGS FOR COMPUTATION(1)...........................    16,948     16,448     25,785     44,927     91,832     22,823     38,412
                                                         --------   --------   --------   --------   --------   --------   --------
                                                         --------   --------   --------   --------   --------   --------   --------
RATIO.................................................      2.27       1.79       2.46       3.35       3.87       2.84       1.89
                                                         --------   --------   --------   --------   --------   --------   --------
                                                         --------   --------   --------   --------   --------   --------   --------

- ------------------------------
(1) Includes pretax earnings plus fixed charges exclusive of capitalized interest
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